UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GameStop Corp.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK ADAM DUKOFF PAUL J. EVANS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

On June 2, 2020, the Stockholder Group issued the following press release and posted it to https://www.RestoreGameStop.com:

LEADING INDEPENDENT PROXY ADVISOR ISS RECOMMENDS GAMESTOP STOCKHOLDERS VOTE ON THE WHITE PROXY CARD FOR BOTH OF THE INVESTOR GROUP’S NOMINEES

Concludes that the Investor Group Has Made a "Compelling Case" that Further Change is Warranted

Investor Group Urges Stockholders to Vote on the WHITE Proxy Card to Elect Paul J. Evans and Kurtis J. Wolf

NEW YORK, June 2, 2020 – Hestia Capital Partners LP (“Hestia”), Permit Capital Enterprise Fund, L.P. (“Permit”) and their affiliates (the “Investor Group”), who beneficially own approximately 7.2% of the outstanding shares of GameStop Corp. (NYSE: GME) (the “Company”), announced that Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, has recommended that stockholders vote the Investor’s Group WHITE proxy card FOR the election of Paul J. Evans and Kurtis J. Wolf at the Company upcoming Annual Meeting of Stockholders on June 12, 2020.

John Broderick, a Partner with Permit, stated “We are gratified that ISS recognizes the need for more change to GameStop’s Board. ISS’ recommendation provides significant validation that our nominees have the expertise required to oversee a much-needed turnaround.”

Kurtis Wolf, Managing Member of the General Partner of Hestia, added “We are pleased that ISS has recognized the need for capital markets expertise and stockholder representation on GameStop’s Board. We invested in GameStop because we believe GameStop is a valuable business with significant competitive advantages in the game retailing industry. It is our hope to have the opportunity to work with GameStop’s directors, leadership team, employees, customers, and partners to restore value to all GameStop stakeholders."

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions and considered, among other items, the Company’s operating and stock price underperformance, and need for a turnaround plan. In recommending that stockholders vote on the WHITE proxy card FOR the election of Paul J. Evans and Kurtis J. Wolf, ISS stated:1

“Early indicators, such as mixed operational performance, strategy concerns, and continued share price decline, suggest that the potential benefits of adding both dissident nominees – including a direct representative of a significant shareholder – outweigh any additional continuity benefits offered by retaining the targeted legacy directors. As such, support for Paul Evans and Kurtis Wolf is warranted on the dissident card.”

ISS was critical of the Board’s reactive mentality when making changes to the Board, commenting:

•	“…while GME may have attempted operational and strategy improvements, the company consistently ignored board composition, effectively changing the tires while disregarding the check engine light.”

•	“Moreover, while the responsiveness of the longer-tenured directors is appreciated, it is unclear how Kelly and Davis will contribute. GME argues that they will ensure a smooth transition and knowledge transfer. In a sense, these directors created a problem and are selling the solution, as they likely would not be in a position to credibly argue that their continued presence is necessary had they overseen a more regular refreshment regimen. This link to the past is also present in the collective background of the newly-appointed independent directors, which skews heavily toward retail, despite the need for skills to address increased digitalization and near-term financial priorities.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

ISS also identified the shortcomings of the Board’s GameStop Reboot strategy, stating:

“In the investor presentation, GME simply states that the focus in FY2020 is on strengthening the balance sheet, building substantial liquidity, and taking a disciplined approach to capital expenditures with an emphasis on more optimized returns. It is unclear what this will mean on a more granular level. This criticism can be extended to the entirety of the GameStop Reboot strategy.”

Conversely, ISS recognized the significant value the Investor Group would bring to addressing short-term turnaround and long-term strategic issues at the Company, stating:

•	“The dissident group's members have been invested in GME for nearly a decade, and… [are] asking the right questions about the implications of near-term initiatives on future viability.”

•	“GME will eventually need to determine what the company's role will be in the digital gaming ecosystem of the future. These considerations underscore the need for skills that could assist in the ongoing turnaround, and further suggest that the board may benefit from the perspective of a large shareholder.”

ISS acknowledged the need for the additional cost cuts suggested by the Investor Group, adding:

“Management is optimistic about the progress made thus far with expense control, and suggests that the extent of the savings is yet to be fully reflected. It is nonetheless troubling that GME has failed to deliver more tangible results, particularly since this initiative is a short-term strategic priority. Moreover, the overarching timeline and the target itself – $100 million (approximately 5.0 percent of FY2018 SG&A) by FY2021 – may not be aggressive enough given the urgency of the circumstances.”

In conclusion, ISS stated:

“[Mr. Wolf] is a large, longtime investor in the company with public board experience. He has skin in the game, which is a missing piece at the board level. Evans, on the other hand, not only has public board experience, but he has capital markets expertise. Thus, he could assist the board, which is arguably retail-focused, in navigating and overseeing management's treatment of urgent financial matters, such as refinancing concerns. As such, he is also a logical addition. As such, support for Wolf, Evans, and all management nominees on the dissident group’s card is warranted.”

ISS HAS RECOMMENDED GAMESTOP STOCKHOLDERS VOTE THE WHITE PROXY CARD.

VOTE THE WHITE PROXY CARD TO ELECT BOTH OF OUR HIGHLY QUALIFIED NOMINEES, PAUL J. EVANS AND KURTIS J. WOLF, TO THE BOARD AT THE COMPANY’S UPCOMING ANNUAL MEETING.

If you have already voted GameStop’s blue proxy card, a later dated WHITE proxy card will revoke your previously cast vote.

If you have any questions about how to vote, the Investor Group’s proxy solicitor Saratoga Proxy Consulting can be reached at info@saratogaproxy.com or (888) 368-0379.

About Hestia Capital

Hestia Capital is a long term focused, deep value investment firm that typically makes long-term investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner's expertise in competitive strategy and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community and provide the 'price dislocations' which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

About Permit Capital Enterprise Fund

The Permit Capital Enterprise Fund, through its management company, follows an investing philosophy that seeks to identify securities trading at a discount to intrinsic value. The investment approach is bottom-up and focused on the valuation of the securities of individual issuers. The management company’s assessment of intrinsic value is based on its own fundamental research as well as numerous sources of publicly available information.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025